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                                                                   EXHIBIT 10.11





                            SUMMARY PLAN DESCRIPTION

                                     FOR THE

              TEAM FINANCIAL, INC. EMPLOYEES' STOCK OWNERSHIP PLAN







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                                TABLE OF CONTENTS

(1) GENERAL.....................................................................................................  1

(2) IDENTIFICATION OF PLAN......................................................................................  1

(3) TYPE OF PLAN................................................................................................  1

(4) PLAN ADMINISTRATOR..........................................................................................  2

(5) TRUSTEE/TRUST FUND..........................................................................................  3

(6) HOURS OF SERVICE............................................................................................  3

(7) ELIGIBILITY  TO PARTICIPATE.................................................................................  4

(8) EMPLOYER'S CONTRIBUTIONS....................................................................................  4

(9) EMPLOYEE CONTRIBUTIONS......................................................................................  6

(10) VESTING IN EMPLOYER CONTRIBUTIONS..........................................................................  6

(11) PAYMENT OF BENEFITS AFTER TERMINATION OF EMPLOYMENT........................................................  8

(12) PAYMENT OF BENEFITS PRIOR TO TERMINATION OF EMPLOYMENT..................................................... 10

(13) DISABILITY BENEFITS........................................................................................ 11

(14) PAYMENT OF BENEFITS UPON DEATH............................................................................. 11

(15) DISQUALIFICATION OF PARTICIPANT STATUS - LOSS OR DENIAL OF BENEFITS........................................ 11

(16) CLAIMS PROCEDURE........................................................................................... 12

(17) RETIRED PARTICIPANT, SEPARATED PARTICIPANT WITH VESTED BENEFIT, BENEFICIARY RECEIVING
         BENEFITS............................................................................................... 12

(18) PARTICIPANT'S RIGHTS UNDER ERISA........................................................................... 12

(19) FEDERAL INCOME TAXATION OF BENEFITS PAID................................................................... 13

(20) PARTICIPANT LOANS.......................................................................................... 14

(21)  INVESTMENT OF TRUST ASSETS................................................................................ 14

                            SUMMARY PLAN DESCRIPTION


(1) GENERAL. The legal name, address and Federal employer identification number of the Employer are -

         TEAM FINANCIAL, INC.
         8 West Peoria, Suite 200
         P. O. Box 402
         Paola, KS  66071
         48-1017164

Additional employers have also adopted the Plan. The information on those employers is listed on Schedule A attached to this summary. Schedule A also describes the effective date of each employer's participation and any special provisions relating to the crediting of past service with that employer for Plan purposes.

The Employer has established a retirement plan ("Plan") to supplement your income upon retirement. In addition to retirement benefits, the Plan may provide benefits in the event of your death or disability or in the event of your termination of employment prior to normal retirement. If after reading this summary you have any questions, please ask the Plan Administrator. We emphasize this summary plan description is a highlight of the more important provisions of the Plan. If there is a conflict between a statement in this summary plan description and in the Plan, the terms of the Plan control.

(2) IDENTIFICATION OF PLAN. The Plan is known as -

              TEAM FINANCIAL, INC. EMPLOYEES' STOCK OWNERSHIP PLAN

The Employer has assigned 001 as the Plan identification number. The plan year is the period on which the Plan maintains its records: January 1 through December 31.

(3) TYPE OF PLAN. The Plan is commonly known as an employee stock ownership plan. Section (8), "Employer's Contributions," explains how you share in the Employer's annual contributions to the trust fund and the extent to which the Employer has an obligation to make annual contributions to the trust fund.

Under this Plan, the trust fund is intended to be invested primarily, and possibly exclusively, in Employer securities, to the extent they can be acquired by the Plan. There are certain risks inherent in this type of plan because it will not be as diversified in its investments as certain other types of retirement plans. There may also be a lack of investment return in the event that the Employer securities do not yield dividends, interest or other earnings. However, the Plan is funded completely by Employer contributions and will enable you to share in any appreciation in the Employer securities to the extent such Employer securities are vested and allocated to your account. The Plan has been established with the belief that by having a retirement plan which is based upon the Employer's growth and success, this will stimulate all employees to work at their full capacity for the best interests of the Employer.

This Plan contains provisions to allow it to be a leveraged employee stock ownership plan. The term "leveraged" means that the Plan may borrow money from a disqualified person or may borrow money from a third party which is guaranteed by a disqualified person. The term "disqualified person" is defined in the Internal Revenue Code, and includes, but is not limited to, the Employer, the Trustee and the Plan Administrator. The proceeds of such a loan may be used by the plan to buy Employer securities. Any


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Employer securities acquired with such a loan are maintained in a suspense account. Upon the payment of any portion of the loan, the Trustee will release securities from the suspense account for allocation to participant accounts in accordance with procedures outlined in Treasury Regulations. Once securities are unencumbered by debt and withdrawn from the suspense account, they are then allocated to the accounts of all participants who otherwise share in the Employer's contribution for the plan year, based upon the relative compensation of all such participants for such plan year.

"Employer securities" generally means common stock and other qualifying securities, such as preferred stock readily convertible into common stock, issued by the Employer or by other corporations in a controlled group of corporations with the Employer. A controlled group is a group of corporations where there is a parent-subsidiary relationship (one corporation owns another corporation) or a brother-sister relationship (a small group of individuals own a controlling interest in two or more corporations).

Under this Plan, there is no fixed dollar amount of retirement benefits. Your actual retirement benefit will depend on the amount of your account balance at the time of retirement. Your account balance will reflect the annual allocations, the period of time you participate in the Plan and the success of the Plan in investing and reinvesting the assets of the trust fund. A governmental agency known as the Pension Benefit Guaranty Corporation (PBGC) insures the benefits payable under certain plans which provide for fixed and determinable retirement benefits. The Plan does not provide a fixed and determinable retirement benefit. Therefore, the PBGC does not include this Plan within its insurance program.

(4) PLAN ADMINISTRATOR. Team Financial, Inc. is the Plan Administrator. The Employer's telephone number is (913) 294-9667 or (800) 880-6262. The Employer has designated Ms. Carolyn Jacobs to assist the Employer with the duties of Plan Administrator. You may contact Ms. Carolyn Jacobs at the Employer's address. The Plan Administrator is responsible for providing you and other participants information regarding your rights and benefits under the Plan. The Plan Administrator also has the primary authority for filing the various reports, forms and returns with the Department of Labor and the Internal Revenue Service.

The name of the person designated as agent for service of legal process and the address where a processor may serve legal process upon the Plan are -

         Ms. Carolyn S. Jacobs
         TEAM FINANCIAL, INC.
         8 West Peoria, Suite 200
         P. O. Box 402
         Paola, KS  66071

A legal processor may also serve the Trustee of the Plan or the Plan Administrator.

The Plan permits the Employer to appoint an Advisory Committee to assist in the administration of the Plan. The Advisory Committee has the responsibility for making all discretionary determinations under the Plan and for giving distribution directions to the Trustee. If the Employer does not appoint an Advisory Committee, the Plan Administrator assumes these responsibilities. The members of the Advisory Committee may change from time to time. You may obtain the names of the current members of the Advisory Committee from the Plan Administrator.

(5) TRUSTEE/TRUST FUND. The Employer has appointed -



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         TEAM FINANCIAL, INC.
         8 West Peoria
         Paola, KS  66071

to hold the office of Trustee. The Trustee will hold all amounts the Employer contributes to it in a trust fund. Upon the direction of the Advisory Committee, the Trustee will make all distribution and benefit payments from the trust fund to participants and beneficiaries. The Trustee will maintain trust fund records on a plan year basis.

The Trustee will invest the trust fund primarily in Employer securities, to the extent they are available. "Primarily" in this context means the authority to acquire and hold up to 100% of the trust assets in Employer securities. The Employer may contribute its own stock to the Trustee in years it makes a contribution to the trust fund. If the Employer contributes cash, the Trust may purchase stock of the Employer for investment under the trust fund, if it is available and may be purchased. When you have participated in the Plan for at least 10 years and have attained age 55, you have the right to diversify your Employer securities account by (1) requesting a distribution to you of 25% of the Employer securities allocated to your account [after December 31, 1986], or
(2) requesting a transfer of such amount to another Employer qualified plan, if one exists, subject to certain conditions. When you qualify for this election, the Advisory Committee will furnish you more information regarding your investment right and an investment direction.

Notwithstanding any other provision of the Plan, you will be entitled to direct the Trustee as to certain matters in which voting rights may be exercised with respect to the securities allocated to your account.

(6) HOURS OF SERVICE. The Plan and this summary plan description include references to hours of service. To advance on the vesting schedule or to share in the allocation of Employer contributions for a plan year, the Plan requires you to complete a minimum number of hours of service during a specified period, such as the plan year. The sections covering vesting and employer contributions explain this aspect of the Plan in the context of those topics. However, hour of service has the same meaning for all purposes of the Plan.

The Department of Labor, in its regulations, has prescribed various methods under which the Employer may credit hours of service. The Employer has selected the "actual" method for crediting hours of service. Under the actual method, you will receive credit for each hour for which the Employer pays you, directly or indirectly, or for which you are entitled to payment, for the performance of your employment duties. You also will receive credit for certain hours during which you do not work if the Employer pays you for those hours, such as paid vacation.

If an employee's absence from employment is due to maternity or paternity leave, the employee will receive credit for unpaid hours of service related to his leave, not to exceed 501 hours. The Advisory Committee will credit these hours of service to the first period during which the employee otherwise would incur a 1-year break in service as a result of the unpaid absence.

The Employer is a member of a related group of business organizations. The law treats all members of this related group as a single employer for purposes of crediting hours of service. If you work (other hours) for more than one member of the related group, you will receive hours of service credit under this Plan to the same extent as if you had worked the other hours for the Employer. However, for purposes of allocating Employer contributions and forfeitures, the Plan takes into account only the compensation you receive from the contributing Employer(s).


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Schedules A and B attached to this Summary Plan Description identify any special crediting of service with an adopting Employer, or with an entity which the Employer, or a subsidiary of the Employer, has acquired by a purchase of assets.

(7) ELIGIBILITY TO PARTICIPATE. You do not have to complete any form for entry into the Plan. You will become a Participant on the January 1 or July 1 immediately following the later of the date 6 months after your first day of employment or the date you attain age 19. Prior to January 1, 1999, the minimum age requirement was age 20-1/2.

To become a participant in the Plan, you must wait a minimum of 6 months after your first day of employment with the Employer. It is not necessary for you to complete any specified number of hours of service during this period. For example, if you begin work on February 15, you would satisfy the service requirement on August 15. Therefore, you would enter the Plan on the January 1 immediately following that August 15, assuming you are employed on that date.

The example in the prior paragraph assumes you are at least age 19 when you complete the service requirement. If you have not attained age 19 when you complete the service requirement, then you will become a participant in the Plan on the January 1 or July 1 immediately following your attainment of age 19.

If you terminate employment after becoming a Participant in the Plan and later return to employment, you will re-enter the Plan on your re-employment date. Also, if you terminate employment after satisfying the Plan's eligibility conditions but before actually becoming a participant in the Plan, you will become a participant in the Plan on the later of your scheduled entry date or your reemployment date.

The following employees are not eligible to participate in the plan:

         employees working in a classification of employees covered by a collective bargaining agreement for which retirement plan benefits have been the subject of collective bargaining.

         a nonresident alien who does not receive any earned income from the Employer which constitutes United States source income.

         W. C. Hartley is excluded from participating.

If by reason of this exclusion, you should become ineligible to participate in the Plan, you may not receive an allocation of the Employer's contribution during the period of your exclusion, but during this period your account balance will continue to share in trust fund earnings or losses.

(8) EMPLOYER'S CONTRIBUTIONS. Each plan year, the Employer will contribute to the Plan the amount determined by the Employer at its discretion. The Employer may choose not to contribute to the Plan for a particular plan year. Contributions may be made in cash or Employer securities or both.

The Employer may make a contribution up to 15% of the total compensation paid to each participating employee during the plan year. Pursuant to certain limitations set forth in the Internal Revenue Code, the Employer may contribute additional amounts as follows: (a) up to 10% of the total compensation of all participants to apply to a principal repayment on a loan incurred for the purpose of acquiring qualifying Employer securities, and/or (b) an amount without limitation if it is to be applied to the repayment of interest on a loan incurred for the purpose of acquiring qualifying Employer securities.


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In general, the law limits the amount of "additions" (other than trust earnings)
which the Plan may allocate to your account under the Plan. With certain exceptions, your additions may never exceed 25% of your compensation for a particular plan year, but may be less if 25% of your compensation exceeds a dollar amount announced by the Internal Revenue Service each year. The Plan may need to reduce this limitation if you participate (or have participated) in any other plans maintained by the Employer. The discussion of Plan allocations in this Section (8) is subject to this limitation.

For each plan year the Employer contributes to the Plan, the Advisory Committee will allocate this contribution to the separate accounts maintained for participants. The Advisory Committee will base your allocation upon your proportionate share of the total compensation paid during that plan year to all participants in the Plan. For example, if your compensation for that plan year is 10% of the total compensation for all participants for that particular plan year, the Advisory Committee will allocate 10% of the total Employer contribution for the plan year to your separate account.

ALLOCATION OF FORFEITURES. The Plan allocates participant forfeitures as if the forfeitures were Employer contributions for the plan year in which the forfeiture occurs.

COMPENSATION. The Plan defines compensation as the employee's total amount of earnings reportable as W-2 wages for Federal income tax withholding purposes, including wages, salary, overtime, bonuses, commissions, tips and fees for professional services. Any salary reduction contributions made to a 401(k) plan or cafeteria plan maintained by the Employer are also included in determining compensation for plan purposes.

With limited exceptions, the Plan includes an employee's compensation only for the part of the plan year in which he actually is a participant.

CONDITIONS FOR ALLOCATION. With limited exceptions, to be entitled to an allocation of Employer contributions, you must complete 1,000 hours of service during the plan year and you must be employed by the Employer on the last day of the plan year.

The contribution allocations described in this Section (8) may vary for certain employees if the Plan is top heavy. Generally, the Plan is top heavy if more than 60% of the Plan's assets are allocated to the accounts of key employees (certain owners and officers). If the Plan is top heavy, any participant who is not a key employee and who is employed on the last day of the plan year, may not receive a contribution allocation which is less than a certain minimum. Usually that minimum is 3%, but if the contribution allocation for the plan year is less than 3% for all the key employees, the top heavy minimum is the smaller allocation rate. If you are a participant in the Plan, your allocation described in this Section (8) in most cases will be equal to or greater than the top heavy minimum contribution allocation. The Plan also may vary the definition of the top heavy minimum contribution to take into account another plan maintained by the Employer.

SPECIAL LIMITATIONS ON ALLOCATIONS. To the extent the Plan acquires Employer securities in a sale to which Section 1042 of the Code applies, generally, no portion of the assets of the Plan attributable to (or allocable in lieu of) such Employer securities may accrue (or be allocated directly or indirectly) under any plan of the Employer meeting the requirements of Section 401(a) during the "non-allocation period" for the benefit of:

                           (i) Any taxpayer who makes an election under Section
                  1042(a) with respect to Employer securities;


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                           (ii) Any individual (other than certain lineal
                  descendants who may under certain circumstances receive limited allocations) who is related to such a taxpayer (within the meaning of Section 267[b] of the Code); or

                           (iii) Any other person who owns (after application of
                  Section 318[a]) more than 25% of any class of outstanding stock of the Employer or of any corporation which is a member of the same controlled group of corporations, or the total value of any class of any outstanding stock of any such corporation.

         For purposes of this paragraph, the term "non-allocation period" means the period beginning on the date of the Section 1042 transaction and ending on the later of the date which is 10 years after such transaction or the date of the plan allocation attributable to the final payment of the acquisition indebtedness occurred in connection therewith.

(9) EMPLOYEE CONTRIBUTIONS. The Plan does not permit nor require you to make employee contributions to the trust fund. The only source of contributions under the Plan is the annual Employer contribution.

(10) VESTING IN EMPLOYER CONTRIBUTIONS. Your interest in the contributions the Employer makes to the Plan for your benefit becomes 100% vested when you attain normal retirement age (as defined in Section (11)). Prior to normal retirement age, your interest in the contributions the employer makes on your behalf become vested in accordance with the following schedule:


                             NON TOP HEAVY SCHEDULE

                                                           PERCENT OF
       YEARS OF SERVICE                              NONFORFEITABLE INTEREST
       ----------------                              -----------------------
        Less than 3   . . . . .  . . . . . . . . . . . . . .  0%
             3  . . . . . . . .  . . . . . . . . . . . . . . 20%
             4  . . . . . . . .  . . . . . . . . . . . . . . 40%
             5  . . . . . . . .  . . . . . . . . . . . . . . 60%
             6  . . . . . . . .  . . . . . . . . . . . . . . 80%
             7 or more  . . . .  . . . . . . . . . . . . . .100%



                               TOP HEAVY SCHEDULE

       PERCENT OF
       YEARS OF SERVICE                              NONFORFEITABLE INTEREST
       ----------------                              -----------------------
        Less than 2   . . . .  . . . . . . . . . . . . . . .  0%
             2  . . . . . . .  . . . . . . . . . . . . . . . 20%
             3  . . . . . . .  . . . . . . . . . . . . . . . 40%
             4  . . . . . . .  . . . . . . . . . . . . . . . 60%
             5  . . . . . . .  . . . . . . . . . . . . . . . 80%
             6 or more  . . .  . . . . . . . . . . . . . . .100%




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



SPECIAL VESTING RULE FOR DEATH OR DISABILITY. If you die or become disabled while still employed by the Employer, your entire Plan interest becomes 100% vested, even if you otherwise would have a vested interest less than 100%.

MINIMUM VESTING AMOUNT. The Plan includes a minimum vesting amount of $25.00. If your entire interest (vested and nonvested) in the Plan is larger than $25.00, your vested interest will not be less than $25.00, even if the vesting schedule will result in a smaller vested interest. If your entire interest (vested and nonvested) in the Plan is smaller than $25.00, you are vested in that entire interest.

TOP HEAVY VESTING RULE. If the Plan becomes top heavy, the above top heavy vesting schedule applies. In the event that schedule becomes effective, the Advisory Committee will notify all participants in writing of the new schedule.

YEAR OF SERVICE. To determine your percentage under a vesting schedule, a year of service means a 12- month vesting service period in which you complete at least 1,000 hours of service. The Plan measures the vesting service period as the plan year. If you complete at least 1,000 hours of service during a plan year, you will receive credit for a year of service even though you are not employed by the Employer on the last day of that plan year.

You will receive credit for years of service with the Employer prior to the time the Employer established the Plan and for years of service prior to the time you became a participant in the Plan. See Schedules A and B for information on whether service with adopting Employers or other employers is included for vesting purposes.

The Plan provides two methods of vesting forfeiture which may apply before a participant becomes 100% vested in his entire interest under the Plan. The primary method of vesting forfeiture is the "forfeiture break in service" rule. The secondary method of forfeiture is the "cash out" rule. Also see Section (15) relating to loss or denial of benefits.

FORFEITURE BREAK IN SERVICE RULE. Termination of employment alone will not result in forfeiture under the Plan unless you do not return to employment with the Employer before incurring a "forfeiture break in service." A "forfeiture break in service" is a period of 5 consecutive vesting service periods in which you do not work more than 500 hours in each vesting service period comprising the 5 year period.

EXAMPLE. Assume you are 60% vested in your account balance. After working 400 hours during a particular vesting service period, you terminate employment and perform no further service for the Employer during the next 4 vesting service periods. Under this example, you would have a "forfeiture break in service" during the fourth vesting service period following the vesting service period in which you terminated employment because you did not work more than 500 hours during each vesting service period of 5 consecutive vesting service periods. Consequently, you would forfeit the 40% non-vested portion of your account. If you had returned to employment with the Employer at any time during the 5 consecutive vesting service periods and worked more than 500 hours during any vesting service period within that 5- year period, you would not incur a forfeiture under the "forfeiture break in service" rule.

CASH OUT RULE. The cash out rule applies if you terminate employment and receive a total distribution of the vested portion of your account balance before you incur a forfeiture break in service. For example, assume you terminated employment during a particular vesting service period after completing 800 hours of service. Assume further the total value of your account balance is $6,000 in which you have a 60% vested interest. Before you incur a forfeiture break in service, you receive a distribution of the $3,600 vested portion ($6,000 X 60%) of your account balance. Upon payment of the $3,600 vested portion of your account balance, you would forfeit the $2,400 nonvested portion. If you return to employment before you incur a "forfeiture break in service," you may have the Plan restore your "cash out" forfeiture by repaying the amount of the distribution you received attributable to Employer contributions. This repayment right applies only if you do not incur a "forfeiture break in service." You must make this repayment no later than the date 5 years after you return to employment with the Employer. Upon your reemployment with the Employer, you may request the Advisory Committee to provide you a full explanation of your rights regarding this repayment option. If the vested portion of your account balance does not exceed $5,000, the Plan will distribute that vested portion to you in a lump sum, without your consent. This involuntary cash-out distribution will result in the forfeiture of your nonvested account balance, in the same manner as an employee who voluntarily elects a cash-out distribution. Also, upon reemployment you would have the same repayment option as an employee who elected a cash-out distribution, if you return to employment before incurring a "forfeiture break in service."

(11) PAYMENT OF BENEFITS AFTER TERMINATION OF EMPLOYMENT. After you terminate employment with the Employer, the time at which the Plan will commence distribution to you and the form of that distribution depends on whether your vested account balance exceeds $5,000. If you receive a distribution from the Plan before you attain age 59-1/2, the law imposes a 10% penalty on the amount of the distribution you receive to the extent you must include the distribution in your gross income, unless you qualify for an exception from this penalty. You should consult a tax advisor regarding this 10% penalty. This summary makes references to your normal retirement age. Normal retirement age under this Plan is 65.

If your vested account balance does not exceed $5,000, the Plan will distribute that portion to you, in a lump sum, as soon as administratively practicable following the close of the plan year in which you terminate your employment with the Employer. If you already have attained normal retirement age when you terminate employment, the Plan must make this distribution no later than the 60th day following the close of the plan year in which your employment terminates, even if the normal distribution date would occur later. The Plan does not permit you to receive distribution in any form other than a lump sum if your vested account balance does not exceed $5,000.

Effective January 1, 1999, if your vested account balance exceeds $5,000, the Plan will commence distribution to you at the time you elect to commence distribution. The Plan permits you to elect distribution as of any distribution date but no earlier than the first distribution date of the first plan year beginning after your termination of employment with the Employer.

A "distribution date" under the Plan means the first day of the third month of the Plan Year and the first day of each month thereafter. You may not actually receive your distribution on the distribution date you elect. The Plan provides the Trustee an administratively reasonable time following a particular distribution date to make actual distribution to a participant.

No later than 30 days prior to your earliest possible distribution date, the Advisory Committee will provide you a notice explaining your right to elect distribution from the Plan and the forms necessary to make your election. If you do not make a distribution election, the Plan will commence distribution to you on the 60th day following the close of the plan year in which the latest of three events occurs: (1) your attainment of normal retirement age; (2) your attainment of age 62; or (3) your termination of employment with the Employer. To determine whether your vested account balance exceeds $5,000, the Plan normally looks to the last valuation of your account prior to the scheduled distribution date.

With limited exceptions, you may not commence distribution of your vested account balance later than April 1 of the calendar year following the calendar year in which you attain age 70-1/2, even if you have not terminated employment with the Employer. This required distribution date overrides any contrary distribution date described in this summary. If the Employer terminates the Plan before you receive complete distribution of your vested benefits, the Plan might make distribution to you before you otherwise would elect distribution. Upon Plan termination, if your vested account balance exceeds $5,000, you will receive an explanation of your distribution rights.


FORMS OF BENEFIT PAYMENT. If your vested account balance exceeds $5,000, your distribution will be paid in "ratable" monthly, quarterly or annual installments, unless the Employer securities held in the Plan at such time are readily tradable on an established securities market, in which case, distributions may also be made in a lump sum. Ratable distributions are determined as follows:

         a) Your distribution for the first year is determined by dividing the amount of your nonforfeitable accrued benefit (your vested interest) by five.

         b) Your installment distribution for the second year is determined by dividing the amount of your vested interest by four.

         c) Your installment distribution for the third year is determined by dividing the amount of your vested interest by three.

         d) Your installment distribution for the fourth year is determined by dividing the amount of your vested interest by two.

         e) The remaining value of your vested interest is distributed in the fifth year.


Under an installment distribution, the Advisory Committee may direct to have the Plan segregate the amount owed to you in a separate account apart from other trust fund assets. Your separate account will continue to draw interest during the period the Plan is making retirement payments to you. If the Plan does not segregate the amount owed to you in a separate account, your retirement account will remain a part of the trust fund and continue to share in trust fund earnings, gains or losses.

METHOD OF BENEFIT PAYMENT. Generally, you may elect to take your distribution in cash or in Employer securities. If your distribution is in Employer securities, the Employer securities will be valued at fair market value at the close of the plan year immediately before the distribution, or at a more recent valuation of Employer securities, if it exists. The Trustee will pay in cash any fractional security share to which you are entitled. If ownership of the Employer's securities is restricted by its charter or bylaws, the Trustee will make your distribution in cash.

PUT OPTION. Unless the Employer securities owned by the Plan are readily tradable on an established securities market, the Employer will provide a "put option" to you when you receive a distribution of Employer securities. The put option will permit you to sell the Employer securities to the Employer at any time during two option periods, at the fair market value last determined by an independent appraiser. The first put option period will run for a period of at least 60 days starting on the date of the distribution. The second put option period will run for a period of at least 60 days after the new determination of the fair market value of Employer securities by the Plan Administrator and notice to you of the new fair market value. If you exercise your put option, the Employer or the Plan will purchase the Employer securities at fair market value as determined under the terms provided in the Plan.

SPECIAL ESOP DISTRIBUTION RULES. In addition to the normal distribution provisions explained under Sections (11), (12), (13) and (14), then, unless you elect a later distribution, the Trustee must commence distribution of your account balance attributable to Employer securities not later than one year after the close of the Plan Year in which you separate from service with the Employer by reason of attaining normal retirement age, death or disability. If you separate from service with the Employer for any other reason, then, unless you elect a later date, the Trustee must commence distribution of your account balance attributable to Employer securities not later than one year after the close of the fifth Plan Year following the Plan Year in which you separate from service with the Employer unless by that distribution date you have resumed employment with the Employer. However, for purposes of this paragraph, Employer securities do not include any Employer securities acquired with the proceeds of a loan as described in Section (3) until the end of the plan year in which it is paid in full.

RESTRICTION ON EMPLOYER SECURITIES. Shares of Employer securities held or distributed by the Trustee may include such legend restrictions on transferability as the Employer may reasonably require in order to assure full compliance with applicable federal and state securities laws. The Employer securities may be restricted, unless publicly traded. You do not have the right to sell, assign, give, pledge, encumber, or otherwise transfer any restricted Employer security without complying with the terms of the Plan. Generally, if you want to dispose of any restricted Employer securities, you must first offer the Employer the same securities.

The benefit payment rules described in Sections (11) through (14) reflect the current Plan provisions. If an Employer amends its Plan to change benefit payment options, some options may continue for those participants or beneficiaries who have account balances at the time of the change. If an eliminated option continues to apply to you, the information you receive from the Advisory Committee at the time you are first eligible for distribution from the Plan will include an explanation of that option.

(12) PAYMENT OF BENEFITS PRIOR TO TERMINATION OF EMPLOYMENT. Prior to your termination of employment with the Employer, you may elect to withdraw all or any portion of your vested account balance if you continue to work for the Employer after attaining age 60. Any distributions made prior to your termination of employment will be made in "ratable" amounts, as described in
Section 11 above.

In addition, see Section 5 for special options available after you have attained age 55 and participated in the plan for at least 10 years.

The Advisory Committee will provide you a withdrawal election form. Other than the withdrawal right described in this Section (12) and the post-age 70 1/2 distribution requirement described in Section (11), the Plan does not permit you to receive payment of any portion of your account balance for any other reason, unless you terminate employment with the Employer.

(13) DISABILITY BENEFITS. If you terminate employment because of disability, the Plan will pay your vested account balance to you in the same manner and at the same time as it would pay your vested account balance for any other termination of employment. If your vested account balance exceeds $5,000, the disability distribution rules are subject to any election requirements described in Section
(11). In general, disability under the Plan means because of a physical or mental disability you are unable to perform the duties of your customary position of employment for an indefinite period which, in the opinion of the Advisory Committee, will be of long continued duration. The Advisory Committee also considers you disabled if you terminate employment because of a permanent loss or loss of use of a member or function of your body or a permanent disfigurement. The Advisory Committee may require a physical examination in order to confirm the disability.

(14) PAYMENT OF BENEFITS UPON DEATH. If you die prior to receiving all of your benefits under the Plan, the Plan will pay the balance of your account to your beneficiary. If the Employer permits the Trustee to purchase life insurance on your life with a portion of your account balance, your account balance also will receive any life insurance proceeds payable by reason of your death.

The Advisory Committee will provide you with an appropriate form for naming a beneficiary. If you are married, your spouse must consent to the designation of any nonspouse beneficiary. If your vested account balance payable to your designated beneficiary does not exceed $5,000, the Plan will pay the benefit, in a lump sum, to your designated beneficiary as soon as administratively practicable after your death. If your vested account balance payable to your designated beneficiary exceeds $5,000, the Plan will pay the benefit to your designated beneficiary, in the form and at the time elected by the beneficiary, unless, prior to your death, you specify the timing and form of the beneficiary's distribution. The benefit payment election generally must complete distribution of your account balance within five years of your death, unless distribution commences within one year of your death to your designated beneficiary or unless benefits had commenced prior to your death under the mandatory post-age 70 1/2 distribution requirements described in Section (11).

(15) DISQUALIFICATION OF PARTICIPANT STATUS - LOSS OR DENIAL OF BENEFITS. There are no specific Plan provisions which disqualify you as a participant or which cause you to lose plan benefits, except as provided in Sections (7) and (10). However, if you become disabled and do not receive compensation from the Employer, you will not receive an allocation of the Employer's contribution to the Plan during the period of disability. In addition, if your Plan benefits become payable after termination of employment and the Advisory Committee is unable to locate you at your last address of record, you may forfeit your benefits under the Plan. Therefore, it is very important that you keep the Employer apprised of your mailing address even after you have terminated employment. Finally, if the Employer terminates the Plan, which it has the right to do, you would receive benefits under the Plan based on your account balance accumulated to the date of the termination of the Plan. Termination of the Plan could occur before you attain normal retirement age. If the Employer terminates the Plan, your account will become 100% vested, if not already 100% vested, unless you forfeited the nonvested portion prior to the termination date.

The fact that the Employer has established this Plan does not confer any right to future employment with the Employer. Furthermore, you may not assign your interest in the Plan to another person or use your Plan interest as collateral for a loan from a commercial lender.

(16) CLAIMS PROCEDURE. You need not file a formal claim with the Advisory Committee in order to receive your benefits under the Plan. When an event occurs which entitles you to a distribution of your benefits under the Plan, the Advisory Committee automatically will notify you regarding your distribution rights. However, if you disagree with the Advisory Committee's determination of the amount of your benefits under the Plan or with respect to any other decision the Advisory Committee may make regarding your interest in the Plan, the Plan contains the appeal procedure you should follow. In brief, if the Advisory Committee of the Plan determines it should deny benefits to you, the Plan Administrator will give you written notice of the specific reasons for the denial. The notice will refer you to the pertinent provisions of the Plan supporting the Advisory Committee's decision. If you disagree with the Advisory Committee, you, or a duly authorized representative, must appeal the adverse determination in writing to the Advisory

Committee within 75 days after the receipt of the notice of denial of benefits. If you fail to appeal a denial within the 75-day period, the Advisory Committee's determination will be final and binding.

If you appeal to the Advisory Committee, you, or your duly authorized representative, must submit the issues and comments you feel are pertinent to permit the Advisory Committee to re-examine all facts and make a final determination with respect to the denial. The Advisory Committee, in most cases, will make a decision within 60 days of a request on appeal unless special circumstances would make the rendering of a decision within the 60-day period unfeasible. In any event, the Advisory Committee must render a decision within 120 days after its receipt of a request for review. The same procedures apply if, after your death, your beneficiary makes a claim for benefits under the Plan.

(17) RETIRED PARTICIPANT, SEPARATED PARTICIPANT WITH VESTED BENEFIT, BENEFICIARY RECEIVING BENEFITS. If you are a retired participant or beneficiary receiving benefits, the benefits you presently are receiving will continue in the same amount and for the same period provided in the mode of settlement selected at retirement. If you are a separated participant with a vested benefit, you may obtain a statement of the dollar amount of your vested benefit upon request to the Plan Administrator. There is no Plan provision which reduces, changes, terminates, forfeits, or suspends the benefits of a retired participant, a beneficiary receiving benefits or a separated participant's vested benefit amount, except as provided in Section (15).

(18) PARTICIPANT'S RIGHTS UNDER ERISA. As a participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants are entitled to:

(a) Examine, without charge, at the Plan Administrator's office and at other specified locations (such as worksites), all Plan documents, including insurance contracts and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

(b) Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

(c) Receive a summary of the Plan's annual financial report. ERISA requires the Plan Administrator to furnish each participant with a copy of this summary annual report.

(d) Obtain a statement telling you that you have a right to receive a retirement benefit at the normal retirement age under the Plan and what your benefit could be at normal retirement age if you stop working under the Plan now. If you do not have a right to a retirement benefit, the statement will advise you of the number of additional years you must work to receive a retirement benefit. You must request this statement in writing. The law does not require the Plan Administrator to give this statement more than once a year. The Plan must provide the statement free of charge.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate this Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your Employer, your union or any other person may fire you or otherwise discriminate against you in any way to prevent you from obtaining a retirement benefit or from exercising your rights under ERISA.

If your claim for a retirement benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive the materials within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the material were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

(19) FEDERAL INCOME TAXATION OF BENEFITS PAID. Existing Federal income tax laws do not require you to report as income the portion of the annual Employer contribution allocated to your account. However, when the Plan later distributes your account balance to you, such as upon your retirement, you must report as income the Plan distributions you receive. In some instances, if you receive your benefits in a lump sum distribution in the form of Employer securities, you may be able to exclude from your gross income the net unrealized appreciation in such securities. The Federal tax laws may also permit you to report a Plan distribution under a special averaging provision. Also, it may be possible for you to defer Federal income taxation of a distribution by making a "rollover" contribution to your own rollover individual retirement account. Mandatory income tax withholding rules apply to some distributions you do not rollover directly to an individual retirement account or to another plan. At the time you receive a distribution, you also will receive a notice discussing withholding requirement and the options available to you. We emphasize you should consult your own tax adviser with respect to the proper method of reporting any distribution you receive from the Plan.

(20) PARTICIPANT LOANS. This Plan does not make loans to participants and beneficiaries.

(21) INVESTMENT OF TRUST ASSETS. The Plan does not permit participants to direct the investment of funds in their accounts. The Advisory Committee will direct the Trustee as to the investment of all Plan assets except with respect to purchases and sales of Employer Securities pursuant to the terms of the Plan.


                          * * * * * * * * * * * * * * *

                            SUMMARY PLAN DESCRIPTION

                                     FOR THE

              TEAM FINANCIAL, INC. EMPLOYEES' STOCK OWNERSHIP PLAN

                                   SCHEDULE A

                          ADDITIONAL ADOPTING EMPLOYERS


1.       TEAMBANK, N.A.
            (Formerly The Miami County National Bank of Paola, Paola, Kansas) One South Pearl, P.O. Box 369
         Paola, Kansas  66071

         Employer Federal Identification Number:  48-0333790
         Effective date of participation:  January 1, 1981

         PAST SERVICE CREDITED FOR ALL PLAN PURPOSES: Since this Plan is a continuation of the plan originally established by The Miami County National Bank of Paola, Paola, Kansas, all service with that Employer is counted for ELIGIBILITY, BENEFIT ACCRUAL AND VESTING purposes.

2.       IOLA BANK AND TRUST COMPANY
         119 East Madison
         Iola, Kansas  66749

         Employer Federal Identification Number:  48-0277110
         Effective date of participation:  January 1, 1991

         PAST SERVICE CREDITED FOR ELIGIBILITY PURPOSES: All prior service with the Iola Bank and Trust Company will be counted in determining an employee's eligibility to participate in the Plan, as discussed in Item
         (7) of this Summary Plan Description. Such prior service shall NOT count for benefit accrual or vesting purposes under the Plan.

3.       ALLEN COUNTY INVESTMENT SERVICES, INC.
         119 East Madison Street
         Iola, Kansas  66749

         Employer Federal Identification Number:  48-1127726
         Effective date of participation:  February 19, 1993

         PAST SERVICE CREDITED FOR ELIGIBILITY PURPOSES: All prior service with Allen County Investment Services, Inc. will be counted in determining an employee's eligibility to participate in the Plan, as discussed in Item (7) of this Summary Plan Description. Such prior service shall NOT count for benefit accrual or vesting purposes under the Plan.

4.       FIRST NATIONAL BANK AND TRUST COMPANY
         1900 Main
         Parsons, Kansas  67357

         Employer Federal Identification Number:  48-0365210
         Effective date of participation:  December 30, 1992

         PAST SERVICE CREDITED FOR ELIGIBILITY PURPOSES: All prior service with the First National Bank & Trust Company will be counted in determining an employee's eligibility to participate in the Plan, as discussed in Item (7) of this Summary Plan Description. Such prior service shall NOT count for benefit accrual or vesting purposes under the Plan.


5.       TEAMBANK NEBRASKA
            (Formerly Known As First United Bank)
         1902 Harlan Drive
         Bellevue, Nebraska  68005

         Employer Federal Identification Number:  47-0682135
         Effective date of participation:  January 1, 1997

         PAST SERVICE CREDITED FOR ELIGIBILITY PURPOSES: All prior service with First United Bank will be counted in determining an employee's eligibility to participate in the Plan, as discussed in Item (7) of this Summary Plan Description. Each employee of First United Bank who has met the minimum age and service provisions will become a participant as of the applicable plan entry date. Such prior service shall NOT count for benefit accrual or vesting purposes under the Plan.

                            SUMMARY PLAN DESCRIPTION

                                     FOR THE

              TEAM FINANCIAL, INC. EMPLOYEES' STOCK OWNERSHIP PLAN

                                   SCHEDULE B

              SPECIAL SERVICE CREDITING PROVISIONS DUE TO PURCHASE
          OF ASSETS BY TEAM FINANCIAL, INC. OR ONE OF ITS SUBSIDIARIES



1. FORMER EMPLOYEES OF AMERICAN STATE BANK: Due to the purchase of assets of the American State Bank by TeamBank, N.A. (formerly The Miami County National Bank of Paola, Paola, Kansas), a subsidiary of Team Financial, Inc., all prior service with American State Bank, Osawatomie, Kansas, will be counted in determining an employee's eligibility to participate in the Plan, as discussed in Item (7) of this Summary Plan Description. Such prior service shall NOT count for benefit accrual or vesting purposes under the Plan.


2.       FORMER EMPLOYEES OF NEVADA BRANCH OF THE MERCANTILE BANK OF WESTERN
         MISSOURI: Due to the purchase of assets of the Nevada Branch of the Mercantile Bank of Western Missouri by TeamBank, N.A., a subsidiary of Team Financial, Inc., all prior service with the Nevada Branch of the Mercantile Bank of Western Missouri will be counted in determining an employee's eligibility to participate in the Plan, as discussed in Item
         (7) of this Summary Plan Description. Such prior service shall NOT count for benefit accrual or vesting purposes under the Plan.

3. FORMER EMPLOYEES OF THE LAMAR BRANCH OF THE ROOSEVELT BANK: Due to the purchase of assets of the Lamar Branch of the Roosevelt Bank by TeamBank, N.A., a subsidiary of Team Financial, Inc., all prior service with the Lamar Branch of the Roosevelt Bank will be counted in determining an employee's eligibility to participate in the Plan, as discussed in Item (7) of this Summary Plan Description. Such prior service shall NOT count for benefit accrual or vesting purposes under the Plan.

                          ACKNOWLEDGEMENT OF RECEIPT OF

                            SUMMARY PLAN DESCRIPTION

                                     FOR THE

              TEAM FINANCIAL, INC. EMPLOYEES' STOCK OWNERSHIP PLAN



         I hereby acknowledge receipt of a copy of the Summary Plan Description ("SPD") on the above plan. I received a copy of the SPD on the date indicated below.


Dated:
      ---------------------------



                                    -------------------------------------------
                                    Participant's Name - Printed



                                    -------------------------------------------
                                    Signature of Participant